UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 5, 2006 (December 30, 2005)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into and Amendment to Material Definitive Agreements

Effective December 30, 2005, the Compensation Committee of the Board of Directors of Analysts International Corporation (the “Company”) authorized the vesting of all of the Company’s outstanding unvested stock options granted to directors, officers and employees of the Company, except the unvested options of Jeffrey P. Baker, the Company’s President and CEO. The acceleration of vesting of these stock options does not alter the vesting of restricted stock held by directors and officers of the Company.

The stock option awards subject to this acceleration of vesting generally provide that 25% of the number of shares underlying an option award vest on each of the first four anniversaries from the grant date. The Committee’s decision to accelerate the vesting of all outstanding, unvested stock options granted under the Plans only affects stock option awards granted from December 30, 2001 through 2005. The acceleration does not affect stock option awards granted prior to December 30, 2001 and prior years as those options have already vested.

The following table summarizes the outstanding options subject to accelerated vesting:

	Aggregate Number of Shares Issuable Under Accelerated Stock Options (#)	Weighted Average Exercise Price Per Share ($)
Total Non-Employee Directors	97,500	3.46
Total Named Executive Officers[1]	72,500	3.59
Total All Other Employees	731,750	3.32
Total[2]	901,750	3.36
       1 Includes named executive officers (except Mr. Baker) named in the Summary Compensation Table in the Company’s 2005 Proxy Statement
       filed with the Securities and Exchange Commission on April 22, 2005.
        2 The accelerated options represent approximately 37.95% of the Company’s total outstanding options.

The decision to accelerate the vesting of these stock options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“SFAS 123R”). SFAS No. 123R: (i) generally requires recognizing compensation cost for the grant-date fair value of stock options and other equity-based compensation over the requisite service period; (ii) applies to all awards granted, modified, vesting, repurchased or cancelled after the required effective date; and (iii) is effective for the Company as of the beginning of its first quarter 2006. The future expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $456,000 on a pre-tax basis. This expense will be reflected in a pro forma footnote disclosure to the Company’s 2005 financial statements.

Also, effective December 30, 2005, the Company’s Board of Directors approved amendment to the Company’s unfunded deferred compensation plan for executives, referred to by the Company as the Special Executive Retirement Plan (hereinafter the “Plan”). The material terms of the amendment call for flat rate employer contributions of fifteen percent of base pay for all participants, except for the Company’s CEO, who will receive employer contributions of twenty percent of base pay. Employer contributions will be subject to a crediting rate equivalent to the 15-year treasure rate plus one to three percent.

The Plan will allow participant contributions of up to fifty percent of base pay and one hundred percent of incentive bonus, if any. Employer and employee contributions will be one hundred percent vested. Additionally, the amended plan will allow for discretionary employer contributions with separate vesting schedules if approved by the Compensation Committee. Participants will be allowed to choose between lump sum distribution or one hundred twenty months of payments and a date of distribution for employee and employer contributions, subject to the “one-year, five-year” rule and other deferred compensation rules issued by the Internal Revenue Service. Key employees will not be allowed to take distribution for six months after separation from service. Hardship distributions from the Plan will not be allowed, and deferral elections will be canceled following any participant’s hardship distribution from his or her 401(k) account. The Plan will provide that upon a change in control, a rabbi trust will be funded, and payments will be made if the Plan is subsequently terminated within twelve months of a change in control or due to a participant’s right to take distribution upon a separation from service.

On January 4, 2006, the Compensation Committee approved the Company’s incentive compensation plan for fiscal year 2006. Incentive payments, if any, to named executive officers (including Mr. Baker) will be determined based on the Company’s actual performance for the fiscal year ending December 30, 2006 as measured against performance objectives based on the Company’s achievement of its pre-tax earnings plan. Executives have been assigned a Targeted Incentive amount of either fifty percent or eighty percent of base compensation. Payment of the Targeted Incentive is based upon achievement of a specific level of the Company’s pre-tax profit plan. Overall, potential incentive payments may range from zero percent to a maximum of one hundred percent of an executive’s base compensation depending on position held and the Company’s performance as compared to its pre-tax profit plan. The incentive compensation plan provides that an aggregate amount of no more than thirty percent of pre-tax profit may be paid as incentive compensation to the named executives and other employees participating in the incentive compensation plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 5, 2006	ANALYSTS INTERNATIONAL CORPORATION

/s/ Colleen M. Davenport
Colleen M. Davenport
Secretary and General Counsel